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                                                           Exhibit 23.1


                   CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Shareholders
National Semiconductor Corporation


We consent to the incorporation herein by reference of our report dated June 9, 1999, relating to the consolidated balance sheets of National Semiconductor Corporation and subsidiaries as of May 30, 1999 and May 31, 1998, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for each of the years in the three-year period ended May 30, 1999, and the related schedule, which report appears in the May 30, 1999, Annual Report on Form 10-K of National Semiconductor Corporation.

//s// KPMG LLP


Mountain View, California
September 29, 1999